                                                                   Exhibit 10.7

                         EXECUTIVE EMPLOYMENT AGREEMENT


            THIS AGREEMENT is executed this 12th day of December , 1994, by and between APCOA, Inc., a Delaware corporation with offices at 25550 Chagrin Boulevard, Beachwood, Ohio 44122 (the "Company"), and G. Walter Stuelpe, Jr. of Shaker Heights, Ohio (the "Executive").

                                   WITNESSETH:

            WHEREAS, the Company is engaged in the business of leasing and managing open-air parking lots and indoor garages and ramps for the purpose of parking motor vehicles on a leasehold, license, concession or management fee basis throughout the United States under agreement with municipalities, owners of properties, and/or otherwise, whether directly or through a subsidiary (the "Business of the Company"); and

            WHEREAS, the Executive has been employed by the Company in a management capacity for several years and, during the course of his employment, the Executive has become an experienced and valuable employee and is knowledgeable with respect to the Business of the Company, its trade secrets, customers, market areas, sources of supply and manner of doing business; and

            WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to work for the Company upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises hereto and the agreements and covenants hereinafter contained, the parties hereto, intending to be legally bound, mutually agree as follows:

      1. Employment and Duties.

            The Company hereby employs the Executive to serve as its President and Chief Executive Officer, and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth. In his capacity as the Company's President and Chief

Executive Officer, the Executive shall have overall responsibility for the conduct of the Business of the Company. The Executive shall report to the Company's Board of Directors (the "Board"). The Executive shall devote such time, attention and energies to the Business of the Company as required to discharge his obligations hereunder in a diligent and competent manner and shall not, during the term of this Agreement, engage in any other business activities that will materially interfere with the Executive's employment pursuant to this Agreement.

      2. Term.

            (a) The term of this Agreement shall be for a period of four (4) years commencing on January 1, 1994, and ending on December 31, 1997. Unless terminated as set forth below in Section 4, this Agreement shall remain in effect for so long as the Executive is employed by the Company.

            (b) If this Agreement has not been terminated as set forth below in Section 4 by December 31, 1995, and neither party hereto has given notice to the other party by December 31, 1995, of the desire to have this Agreement terminate at the end of its original term (December 31, 1997), this Agreement shall continue in full force and effect for an additional one (1) year period following the end of its original term on December 31, 1997, and the same procedure mutatis mutandis shall apply in any later years and to any extended term of this Agreement.

      3. Compensation and Other Benefits.

            For the services to be rendered by him pursuant to this Agreement, the Company agrees to provide the Executive, so long as he shall be employed by the Company, the following compensation and benefits:

            (a) The Executive acknowledges receipt of a bonus in the amount of $125,000 for calendar year 1993. Such bonus is in lieu of any other bonus payable to the Executive under any agreement for calendar year 1993.

            (b) Annual base salary at the rate set forth on Exhibit A ("Salary"), payable not less often than monthly in equal installments at the end each month.

            (c) A bonus for each calendar year, starting with 1994, in an amount determined pursuant to the formula set forth in Exhibit B.

            (d) The benefits provided under the plans, arrangements and policies described in Exhibit C attached hereto.

            (e) Such other benefits are provided the Company's senior executives generally under the Company's plans, arrangements, and policies as they may exist from time to time except to the extent comparable or greater benefits are provided to the Executive under Section 3(d) above (the plans, arrangements, and policies referred to in this Section 3(e) and Section(d) above shall be hereinafter referred to as the "Employee Plans"); and

            (f) Five (5) weeks of vacation annually during which time the Executive's compensation will be paid in full and all other benefits under this Agreement will continue to be provided to him.

            (g) The Company will reimburse the Executive for all expenses he incurs in maintaining and operating the automobile described on Exhibit C. Consistent with the Company's past practices, the Company will reimburse the Executive for all reasonable business expenses incurred by the Executive relating to the conduct of the Business of the Company. Any such expense reimbursement shall be conditioned upon the Executive presenting to the Company an itemized account of such expenses will supporting documents. Reimbursable expenses shall include reasonable and necessary expenses for entertainment, travel, meals and hotel accommodations.

            (h) Directors and officers liability insurance coverage but only if and to the same extent such coverage is provided to any other officer or director of the Company, and indemnification by the Company to the full extent permitted by law against liability claims arising out of his activities as an employee or director of the Company.

            (i) Such other emoluments as the Board may from, time to time, grant.

      4. Termination of Agreement.

            (a) This Agreement shall terminate upon the death of the Executive while he is employed by the Company, and in such event:

                  (i) the Beneficiary shall be entitled to receive the amount of the Executive's Salary prorated through the date of the Executive's death;

                  (ii) the Beneficiary shall be entitled to receive an amount equal to the Executive's Salary at the time of his death, payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Executive's death;

                  (iii) the Beneficiary shall be entitled to receive a bonus for the calendar year in which the Executive dies in the amount determined pursuant to Section 3(c) multiplied by a fraction, the numerator of which shall be the numbers of days the Executive was employed by the Company during the calendar year, and the denominator of which shall be the number of days in the calendar year, payable in accordance with Section 3(c);

                  (iv) the Beneficiary shall be entitled to any accrued but unpaid bonus for any prior calendar year as determined pursuant to and payable in accordance with Section 3(c);

                  (v) the Beneficiary shall be entitled to receive any accrued but unpaid expense reimbursements; and

                  (vi) such persons as may be entitled thereto shall receive such benefits as may be provided under terms of the Employee Plans.

                  In addition to the benefits otherwise provided above under this Section 4(a), for a period of twelve (12) months following the Executive's death, the Executive's surviving spouse and those persons who were the Executive's dependents at the time of the Executive's death shall be entitled to receive the benefits under the Employee Plans they would have been entitled to receive had the Executive continued to live during such twelve (12) month period.

            (b) This Agreement shall terminate in the event the Executive's employment with the Company terminates because of disability (as defined below). In such event, the Executive shall be entitled to receive:

                  (i) the amount of the Executive's Salary prorated through the date of his termination of employment;

                  (ii) an amount equal to the Executive's Salary at the time of his termination of employment, payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Executive's termination of employment;

                  (iii) a bonus for the calendar year in which the Executive's termination of employment occurs in the amount determined pursuant to Section 39c) multiplied by a fraction, the numerator of which shall be the numbers of days the Executive was employed by the Company during the calendar year, and the denominator of which shall be the number of days in the calendar year, payable in accordance with Section 3(c);

                  (iv) any accrued but unpaid bonus for any prior calendar year as determined pursuant to and payable in accordance with
                        Section 3(c);

                  (v)   accrued but unpaid expense reimbursements; and

                  (vi) such benefits as may be provided under terms of the Employee Plans.

                  For purposes of this Agreement, "disability" shall mean any physical or mental impairment or disability which prevents the Executive from performing his duties under this Agreement for a period of at least one hundred twenty (120) days and which is expected to be of permanent duration. A determination of whether the Executive is disabled shall be made by two licensed physicians, one appointed by the Board of Directors and one appointed by the Executive. In the event the two physicians are unable to agree with respect to whether the Executive is disabled, the determination of whether the Executive is disabled shall be made by a third duly licensed physician chosen by the two physicians previously appointed.

            (c) This Agreement shall terminate thirty (30) days following the date the Executive receives notice from the Company that it desires to terminate his employment with the Company. In the event that this Agreement is terminated pursuant to the preceding sentence without Cause (as defined in Section 4(g) below), the Executive shall be entitled to receive;

                  (i) regular periodic payments of his Salary through the date this Agreement was scheduled to terminate under Section 2 hereof as though the Executive continued to be employed by the Company, reduced by any salary or bonus he receives during such period with respect to performing any of the acts described in the second sentence of Section 6(a) hereof;

                  (ii) to the extent not provided by a successor employer, all benefits provided under the Employee Plans for a period of twelve (12) months following the date this Agreement terminates as though the Executive continued to be employed by the Company;

                  (iii) a bonus for the calendar year in which this Agreement terminates in an amount equal to the amount determined pursuant to Section 3(c) multiplied by a fraction, the numerator of which shall be the numbers of days the Executive was employed by the Company during the calendar year, and the denominator of which shall be the number of days in the calendar year, payable in accordance with Section 3(c);

                  (iv) any accrued but unpaid bonus for any prior calendar year as determined pursuant to and payable in accordance with
                        Section 3(c);

                  (v)   accrued but unpaid expense reimbursements; and

                  (vi) such benefits as may be provided under terms of the Employee Plans.

                  In the event this Agreement is terminated pursuant to the first sentence of this Section 4(c) because the Company discharges the Executive for Cause, the Executive shall be entitled to receive;

                  (i) the amount of his Salary prorated through the date this Agreement terminates;

                  (ii) any accrued but unpaid bonus for any calendar year which ended prior to the date this Agreement terminates as determined pursuant to and payable in accordance with
                        Section 3(c);

                  (iii) accrued but unpaid expense reimbursements; and

                  (iv) such benefits as may be provided under terms of the Employee Plans.

            (d) This Agreement shall terminate upon the Executive's voluntary termination of his employment with the Company (for some reason other than the Executive's death or disability). In the event this Agreement is terminated pursuant to the preceding sentence, the Executive shall be entitled to receive:

                  (i) the amount of his Salary prorated through the date this Agreement terminates;

                  (ii) any accrued but unpaid bonus for any calendar year which ended prior to the date this Agreement terminates as determined pursuant to and payable in accordance with
                        Section 3(c);

                  (iii) accrued but unpaid expense reimbursements; and

                  (iv) such benefits as may be provided under terms of the Employee Plans.

            (e) If during the term of this Agreement, without the Executive's consent, either;

                  (i) the Executive's duties with the Company are materially reduced; or

                  (ii)  his Salary is reduced; or

                  (iii) the Company fails to continue the Executive as a
                        participant in any Employee Plan in which he is participating without otherwise compensating him for such loss of benefits;

                  and the Executive terminates his employment with the Company in response thereto, then this Agreement shall be deemed to be terminated pursuant to Section 4(c) without Cause.

            (f) In the event the Executive's employment with the Company terminates within six (6) months following a Change of Control (as defined below) for any reason other than the Executive's death or disability, this Agreement shall be deemed to be terminated pursuant to Section 4(c) without Cause; provided, however, that the payments described in Section 4(c)(i) shall continue for a minimum period of twenty-four (24) months following the termination of this Agreement. "Change of Control" shall mean either:

                  (i) the acquisition of beneficial ownership of fifty percent (50%) or more of the value of the Company's issued and outstanding shares of common stock of all classes by a person or group of persons under common control, whether or not such acquisition is approved by the Board; or

                  (ii) a change in the membership of the board at any time during any twelve (12) month period such that, following such change, at least one-half (1/2) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved by at least two-thirds (2/3) of the Directors who were either sitting at the beginning of such twelve (12) month period or elected to the Board during such twelve (12) month period with the approval of two-thirds (2/3) of the Director who were sitting at the beginning of such twelve (12) month period.

            (g)   "Cause" as used in this Agreement shall mean that either


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

                  (i) the Executive materially failed for some reason other than illness, injury, or disability to perform his obligations hereunder provided that the Executive shall have first received written notice from the Company stating with specificity the nature of such failure and the Executive shall not have corrected the failure cited in such notice within thirty (30) days after his receipt thereof; or

                  (ii) the Executive has: (a) committed either any felony involving moral turpitude or any crime in the conduct of his official duties which is materially adverse to the welfare of the Company; or (b) committed any material act of fraud against the Company, its parent or affiliates, or materially misused his position for his personal gain or that of any third party; or (c) taken any action (other than an error in judgment made in the ordinary course of his duties) materially adverse to the welfare of the Company including, but not limited to, any material breach of the covenants and conditions contained in Sections 5 and 6 hereof.

            (h) Notwithstanding the preceding provisions of this Section 4, the amounts payable pursuant to Section 4(a)(ii), or Section 4(b)(ii), or Section 4(c)(i) shall, at the election of the payee thereof, be paid in a single actuarially-equivalent lump-sum amount (determined using a discount rate equal to the rate for immediate annuities then promulgated by the Pension Benefit Guaranty Corporation and without discount for mortality); provided, however, that such election shall be made before the first payment is made pursuant to the applicable Section. Any amount payable pursuant to this
                  Section 4(h) shall be paid on the date the first payment was otherwise due under the applicable Section.

            (i) In the event that following the termination of this Agreement the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, any such payments shall be made to the Beneficiary. The Executive shall be free to amend, alter or change his beneficiary designation form (Exhibit D); provided; however, that any such amendment, alteration or change shall be made by filing a new form with the Secretary of the Company. In the event the Executive fails to designate a beneficiary, following the death of the Executive all payments of the amounts specified by this Agreement which would have been paid to the Beneficiary pursuant to this Agreement shall instead be paid to the Executive's spouse, if she survives the Executive, or, if she does not survive the Executive, to the Executive's estate.

      5. Confidentiality and Disclosure of Information.

            (a) The Executive, during his tenure as an officer and employee of the Company, has had and will have access to, and has gained and will gain knowledge with respect to the Company's trade secrets, as they may exist from time to time, and confidential information concerning its financial statements, operations, sales and marketing activities and procedures, bidding techniques, design and construction techniques, customer lists, list of owners of parking facilities, and credit and financial data concerning such persons (in the aggregate referred to hereinafter as "Secret and Confidential Information"). The Executive acknowledges that the Secret and Confidential Information constitutes a valuable, special and unique asset of the Company as to which the Company has the right to retain and hereby does retain all of its proprietary interests. However, access to and knowledge of the Secret and Confidential Information is essential to the performance of the Executive's duties hereunder. In recognition of this fact, the Executive agrees that he will not, during or after his employment with the Company, disclose any of the Secret and Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of his duties hereunder) or made use of any of the Secret and Confidential Information for his own purposes or those of another but only if with respect to any such disclosure or use there is a reasonable possibility that such disclosure or use could have a materially adverse effect upon the Company. The provisions contained in this Section 5(a) shall also apply to information obtained by the Executive, in the course of his employment by the Company, with respect to the Company's subsidiary and affiliated companies.

            (b) The Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating to the Business of the Company (in the aggregate referred to as the "Creations") which the Executive has or may conceive, develop or acquire during his employment (whether or not during the usual working hours) together with all patent applications, letters patent, copyrights and reissues thereof that may, at any time be granted for or upon any of the Creations. At all times during and after his employment, the Executive shall promptly execute any and all documents requested to vest title to any and all of the Creations in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world and render to the Company, at its expense, any and all assistance required to protect its legal rights thereto.

      6. Restrictive Covenant.

            The Executive recognizes that, in entering into this Agreement, the Company is relying on his extensive experience, knowledge, ability and contacts in the Business of the Company. For this reason, subject to the next sentence, the Executive covenants and agrees that during the period of his employment by the Company and either:

            (a) if this Agreement terminates pursuant to either Section 4(b), or 4(c) with Cause, or 4(d) hereof, for a period of two (2) years immediately following the termination of this Agreement; or

            (b) if this Agreement terminates pursuant to Section 4(c) without Cause, for a period immediately following the termination of this Agreement which ends on the date the Executive receives the last payment of Salary under Section 4(c)(i);

as the case may be, he shall not have any direct or indirect ownership or other financial interest in and will not, directly or indirectly, engage in, or in any manner become interested in (as principal, agent, consultant, advisor, officer, director, employee or otherwise), any business which competes with the Business of the Company in the geographic market in which the Company is then operating nor will he solicit business directly or indirectly on behalf of such competing business. The preceding sentence shall not apply to any transaction or arrangement involving the Executive to which the Company consents in writing. Nothing herein shall preclude the Executive from being a member of or serving as an officer or director of any trade association or from owning, of record or beneficially, in the aggregate up to five percent (5%) of any issue of securities of a publicly traded company.

      7. Remedies.

            It is recognized by the Executive that a special and confidential relationship exists between the Company and the Executive because of his knowledge, expertise and judgment, and the dependence of the Company on his knowledge, expertise and judgment. The Executive agrees that the remedy at law for any breach or threatened breach of the covenants set forth in Sections 5 and 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain. The Executive further agrees that in the event of any such breach or threatened breach by the Executive, in addition to any and all other legal and equitable remedies available, the Company may have any of such actions enjoined by any court authorized by law to take such action.

      8. Binding Effect; Non-Assignability.

            This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The performance of the Executive hereunder is personal and nonassignable.

      9. Invalidity.

            (a) The territorial, time and other limitations contained in Sections 5 and 6 are reasonable and properly required for the adequate protection of the


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

                  Business of the Company, and in the event that any one or more of such territorial, time or other limitation is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge and agree that such limitation shall remain valid in all other jurisdictions.

            (b) If any provision, term, clause or part thereof in this Agreement is invalid, it shall not affect the remainder of said provision, term or clause of this Agreement, but said remainder shall be binding and effective against both parties hereto.

      10. Arbitration.

            Any disputes between the parties with respect to the meaning or interpretation of this Agreement or the amounts of any payments hereunder which cannot be settled amicably by the parties hereto shall be settled by arbitration in Cleveland, Ohio, in accordance with the rules of arbitration of the American Arbitration Association.

      11. Affiliates.

            Any services the Executive performs for an Affiliate (as defined below) shall be deemed performed for the Company hereunder. Any transfer of the Executive's employment from the Company to an Affiliate, or from an Affiliate to the Company, or from an Affiliate to another Affiliate shall be deemed not to constitute a termination of the Executive's employment with the Company and shall not terminate this Agreement. For purposes of this Agreement, the term "Affiliate" shall mean a corporation or unincorporated trade or business that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

      12. Miscellaneous.

            (a) This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be changed except by a writing signed by the party against whom enforcement thereof is sought.

            (b) This Agreement has been executed in the State of Ohio and shall be governed and interpreted in accordance with the laws of the State of Ohio.

            (c) All notices given hereunder shall be mailed postage paid to the address of the receiving party as first indicated above or to such other place as such party may from time to time designate by written notice hereafter.

            (d) The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

            (e) The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement this 12th day of December, 1994.


ATTEST:                                APCOA, INC.
                                           (the "Company")





                                        By:
------------------------------------        -------------------------------



WITNESS:



------------------------------------        -------------------------------
                                                G. Walter Stuelpe, Jr.
                                                   (the "Executive")


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

                                    EXHIBIT A

                             EXECUTIVE'S BASE SALARY

             CALENDAR YEAR                           ANNUAL SALARY
             -------------                           -------------
                 1994                                  $375,000

           1995 and later years         Salary for the prior calendar year
                                        increased by the greater of either (a)
                                        3% or (b) the percentage increase in the
                                        Consumer Price Index for Urban Wage
                                        Earners and Clerical Workers for the
                                        prior calendar year, as published
                                        by the Bureau of Labor Statistics.

                                    EXHIBIT B

      For any calendar year after 1993 the Executive's bonus under Section 3(c) of the Agreement shall be an amount determined pursuant to the following formula:

                 8% of (EBITDACB for the calendar year minus X),
                            but not less than zero.

      For this purpose, (a) EBITDACB for any calendar year shall be the sum of the amount determined in accordance with the definition of "EBITDAC" set forth in ss.1.1 of that certain Revolving Credit Agreement As of February 24, 1994 By and Among APCOA, Inc., the First National Bank of Boston and Other Banks Listed on Schedule 1 [thereto], and the First National Bank of Boston as Agent for the Banks (the "Revolving Credit Agreement") plus all bank charges (other than interest) incurred by the Company for such calendar year, and (b) X equals 15% of the Company's Average Invested Capital (as defined below) for the calendar year.

      "Average Invested Capital" for any calendar year is one-half of the sum of the amounts of Invested Capital (as defined below) determined as of the last day of such calendar year and the last day of the immediately preceding calendar year.

      "Invested Capital" for any calendar year equals (a) plus (b) minus (c) plus or minus (d) below where:

            (a)   equals the sum of:

                  (i) the principal amount of the Company's cash borrowings under the Revolving Credit Agreement;

                  (ii) the principal amount owed by the Company under that certain Note Agreement with Prudential Insurance Company of America dated March 31, 1994;

                  (iii) the principal amount of the Company's borrowings under any other senior or subordinated credit facility (including, without limitation, any facility which replaces a facility described in (i) or (ii) above);

                  (iv) the preferred stock of AP Holdings, Inc. and APCOA, Inc. issued and outstanding as of October 31, 1994, excluding accrued dividends thereon;

                  (v) the common stock of AP Holdings, Inc. issued and outstanding and owned by Holberg Industries, Inc. as of April 14, 1989; and

                  (vi) the additional paid-in capital of AP Holdings, Inc. as of April 14, 1989 relating to the common stock then owned by Holberg Industries, Inc.; and

            (b)   equals the sum of:

                  (i) the Company's cumulative amortization charges for all periods from January 1, 1994 through the end of the calendar year; and

                  (ii) the Company's cumulative net profit, if any, for all periods from January 1, 1994 through the end of the calendar year; and

            (c)   equals the sum of:

                  (i)   the Company's cash and cash equivalents; and

                  (ii) the Company's cumulative net loss, if any, for all periods from January 1, 1994 through the end of the calendar year; and

            (d) equals the net receivable or payable balance of the Company generated in connection with advances to or from, or transactions with, other entities which are under common control with the Company;

all determined in accordance with the Company's regular financial accounting procedures consistently applied.

      An example showing the calculations required under the formula, and using estimated Company data for calendar years 1994 and 1995 for that purpose, is attached.


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

                              ANALYSIS OF EXHIBIT B

                               EXPECTATIONS OF JVH

                                     1993             1994            1995
                                     ----             ----            ----
Funded Debt                          24.9             23.0            21.0
Preferred Stock                      15.0             15.0            15.0
Paid in Capital                       2.8              2.8             2.8
                                     ----             ----           -----
                                     42.7             40.8            38.8
Deduct:     Cash                      2.2              2.0             2.0
            Intercompany                               0.5             0.5
                                     ----             ----           -----
                                     40.5             38.3            36.3
Add:        Net Profit &
            Amortization                               2.2      (2.2 + 2.6) 4.8
                                                      ----      ---------------
                                                      40.5            41.1
Avg. for the Year                                     40.5            40.8
15% Capital Cost                                      6.08            6.12
EBITDAC                               6.7              7.5             8.2
                                                      ----           -----
Excess                                                1.42            2.08
Incentive at 8%                                      113.6           166.4

                                    EXHIBIT C

                  G.W. STUELPE, JR. - BENEFITS AND PERQUISITES

o Provident Executive Health Insurance, providing comprehensive medical, dental and vision coverages with no out-of-pocket expense.

o Group Term Life Insurance providing a flat term benefit with no cash value or loan provisions. Matching Group Accidental Death and Dismemberment coverage.

o Business travel Accident Insurance providing coverage for accidents occurring during the course of business.

o Personal Accident Insurance offering full 24-hour accident protection, on or off the job.

o     Group Long-Term Disability Insurance.

o Individual Long-Term Disability Insurance supplementing the Group coverage.

o 401(k) Savings and Retirement/401(k) Wraparound Plans allowing for tax-sheltered long-term savings.

o Continued coverage under the Supplemental Pension Plan as amended effective September 1, 1993.

o Continued participation in the Apcoa, Inc. Retirement Plan for Key Executive Officers, as adopted by the Company on April 14, 1989.

o The Executive will be provided with a leased automobile chosen by the Executive; provided, that the Company's lease payments shall not exceed $780 per month.

o The Company shall pay all initiation fees, periodic dues and capital charges with respect to the Executive's maintaining a membership in one country club in the Cleveland area chosen by the Executive.

o The Company shall pay all initiation fees, periodic dues, and capital charges relating to the Executive's maintaining membership in two business/luncheon clubs of the Executive's choice in the Cleveland area.

                                    EXHIBIT D

                           DESIGNATION OF BENEFICIARY

            On __________, 1994, I, the undersigned, entered into an Executive Employment Agreement with APCOA, Inc. Pursuant to the terms of said Agreement, I have the right to designate a beneficiary to receive, in the event of my death, certain payments pursuant to said Agreement. I therefore, exercise this right and designate _______________ to receive any such payments if (s)he survives me, but if __________________ does not survive me, I designate ____________________.
Any and all previous designations of beneficiary made by me are hereby revoked and I hereby reserve the right to revoke this designation of beneficiary.


                                        -------------------------------------
Dated:                                  G. Walter Stuelpe, Jr.
      ----------------------------

            Receipt of this Designation of Beneficiary form is acknowledged by the undersigned Secretary of APCOA, Inc.


                                        APCOA, INC.


                                        By:
                                           ----------------------------------
                                                            , Secretary


Dated:
      ----------------------------

                                   MEMORANDUM

DATE:         July 12, 1996

TO:           J. Holten

FROM:         W. Stuelpe

SUBJECT:      Sand Hills

KeyCorp, along with its senior officers and most of the heads of companies in Cleveland (including our major clients), are involved with a new project called "Sand Hills Golf Club". It will open in 1996 and they would like to add my name to the roster of business leaders that are on board.

It would cost $4,000 now, with an additional $10,500 when they call.

Obviously, it is hard to say no.

If you agree, please approve and return.

APPROVED:



---------------------------
John V. Holten


Date:
     ----------------------

DATE:         December 16, 1994

TO:           John Holten

FROM:         Walter Stuelpe

CC:

SUBJECT:      CONFIDENTIAL

This is just a brief note to say thank you for finalizing my new Employment Agreement. Even though it took longer than either of us expected, I consider this an indication of your continued support.

Separately, I would like to ask that you approve a membership in a club in Columbus Ohio known as Double Eagle. A 21 year client of APCOA's, and a major business leader in Columbus, Jim Petropoulos, "strongly" suggested that I join this exclusive club for the top 10 businessmen in Columbus and 100 business leaders from around the country. It is a great opportunity to cultivate business in Columbus as well as entertain clients at a very unique and exclusive facility (especially John Burns of Sterling who very much would like to be a member).

Because it is an out-of-town membership, the cost is only $10,000 - comparable to a business or university club (which is provided for in Exhibit C of my contract). Therefore, I am requesting your approval to substitute Double Eagle for a second business club - as set out in the agreement.

Once again, thanks for your commitment and please know that I agree with your business strategy for 1998 and will make every effort to implement it.

Enclosure

                                    EXHIBIT C


      It is agreed that Walter Stuelpe may substitute membership in Double Eagle for a business club as provided for in Exhibit C of his employment agreement.

                                    APPROVED:


                                    ---------------------------
                                    John V. Holten

                         EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AGREEMENT is executed this 14th day of April , 1989, by and between APCOA, Inc., a Delaware corporation with offices at 25550 Chagrin Boulevard, Beachwood, Ohio 44122 (the "Company"), and G. Walter Stuelpe, Jr. of Shaker Heights, Ohio (the "Executive").

                                   WITNESSETH:

            WHEREAS, the Company is engaged in the business of leasing and managing open-air parking lots and indoor garages and ramps for the purpose of parking motor vehicles on a leasehold, license, concession or management fee basis throughout the United States under agreement with municipalities, owners of properties, and/or otherwise, whether directly or through a subsidiary (the "Business of the Company"); and

            WHEREAS, the Executive has been employed by the Company in a management capacity for several years and, during the course of his employment, the Executive has become an experienced and valuable employee and is knowledgeable with respect to the Business of the Company, its trade secrets, customers, market areas, sources of supply and manner of doing business; and

            WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to work for the Company upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises hereto and the agreements and covenants hereinafter contained, the parties hereto, intending to be legally bound, mutually agree as follows:

            1.    Employment and Duties.

            The Company hereby employs the Executive to serve as its President and Chief Executive Officer, and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth. In his capacity as the Company's President and Chief Executive Officer, the Executive shall have overall responsibility for the conduct of the Business of the Company. The Executive shall report to the Company's Board of Directors. The Executive shall devote his entire time, attention and energies to the Business of the Company, and, except as otherwise contemplated, shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement.

            2.    Term.

            (a) The term of this Agreement shall be for a period of five (5) years commencing on March 1, 1989, and ending on February 28, 1994. Unless terminated as set forth below in Section 4, this Agreement shall remain in effect for so long as the Executive is employed by the Company.

            (b) If this Agreement has not been terminated as set forth below in Section 4 prior to January 1, 1994, and neither party hereto has given notice to the other party by January 1, 1994, of its desire to have this Agreement terminate at the end of its original term (February 28, 1994), this Agreement shall continue in full force and effect for an additional one year period following the end of its original term on February 28, 1994, and the same procedure shall apply mutatis mutandis to any extended term of this Agreement with respect to periods ending on the last day of February in any year after 1994.

            3.    Compensation and Other Benefits.

            For the services to be rendered by him pursuant to this Agreement, the Company agrees to provide the Executive, so long as he shall be employed by the Company, the following compensation and benefits:

            (a) A bonus of $50,000 payable in a single lump-sum no later than six (6) months after the date of this Agreement. Notwithstanding any other terms of this Agreement, such bonus shall be payable to the Executive (or, if the

                  Executive dies before payment is made, to a beneficiary designated by the Executive on a form prescribed by the Company (see Exhibit E attached hereto), the "Beneficiary") in all events and shall be in addition to all other amounts payable under this Agreement.

            (b) Annual salary at the rate set forth on Exhibit A ("Salary"), payable not less often than monthly in equal installments at the end of each month.

            (c) A bonus for each fiscal year in an amount determined pursuant to the provisions of Exhibit B hereof.

            (d) Group health and welfare coverage, other fringe benefits such as are enjoyed by senior executives of the Company generally, and the fringe benefits set forth in Exhibit C hereof.

            (e) Five (5) weeks of vacation annually during which time the Executive's compensation will be paid in full and all other benefits under this Agreement will continue to be provided to him

            (f) The Company will furnish the Executive with an automobile and will reimburse the Executive for all associated maintenance and operating expenses. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive relating to the conduct of the Business of the Company. Any such expense reimbursement shall be conditioned upon the Executive presenting to the Company an itemized account of such expenses with supporting documents. Reimbursable expenses shall include reasonable and necessary expenses for entertainment, travel, meals and hotel accommodations.

            (g) Benefits provided under the APCOA, Inc. Retirement Plan For Key Executive Officers (a copy of which is attached hereto as Exhibit D).

Except as otherwise provided herein, the Company's obligation to provide any benefits to the Executive under the APCOA, Inc. Retirement Plan For Key Executive Officers shall be in addition to, and not in lieu of, any obligations the Company may have to provide the Executive with remuneration and other benefits under this Agreement.

            4.    Termination of Agreement.

            (a) This Agreement shall terminate upon the death of the Executive. Upon the Executive's death, the Executive's Beneficiary shall be entitled to receive:

                  (i) the amount of the Executive's Salary through the date of his death;

                  (ii) the amount determined under Section 3(c) hereof for the Company's fiscal year in which the Executive's death occurs, equitably prorated to reflect the fact that the Executive performed services for only a part of such fiscal year; and

                  (iii) an amount equal to the annual Salary which the Company was paying to the Executive at the time of his death, payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Executive's death.

                  In addition to the benefits otherwise provided above under this subsection (a), for a period of twelve (12) months following the Executive's death, the Executive's surviving spouse and those persons who were the Executive's dependents at the time of the Executive's death shall be entitled to receive such benefits under any fringe benefit arrangement (including, without limitation, group health and welfare coverage) which covered the Executive at the time of his death as though the Executive had continued to live during such twelve (12) month period.

            (b) This Agreement shall terminate in the event of the Executive's termination of employment because of disability (as defined below). In such event, the Executive shall be entitled to receive:

                  (i) the amount of the Executive's Salary through the date of his termination of employment;

                  (ii) the amount determined under Section 3(c) hereof for the Company's fiscal year in which the Executive's termination of employment occurs, equitably prorated to reflect the fact that the Executive performed services for only a part of such fiscal year; and

                  (iii) his Salary for a period of twelve (12) months following his termination of employment.

                  For purposes of this Agreement, "disability" shall mean any physical or mental impairment or disability which prevents the Executive from performing his duties under this Agreement for a period of at least one hundred twenty (120) days and which is expected to be of permanent duration. A determination of whether the Executive is disabled shall be made by two licensed physicians, one appointed by the Board of Directors and one appointed by the Executive. In the event the two physicians are unable to agree with respect to whether the Executive is disabled, the determination of whether the Executive is disabled shall be made by a third duly licensed physician chosen by the two physicians previously appointed.

            (c) This Agreement shall terminate thirty (30) days following the date the Executive receives notice from the Company that it desires to terminate this Agreement. In the event that this Agreement is terminated pursuant to the preceding sentence and without cause (as defined in subsection(f) below), the Executive shall be entitled to receive;

                  (i) the amount of his Salary through the date this Agreement was scheduled to terminate under Section 2 hereof, reduced by any salary or bonus he receives during such period with respect to performing any of the acts described in the second sentence of Section 6(a) hereof;

                  (ii) the amount determined under Section 3(c) hereof for the Company's fiscal year in which this Agreement terminates equitably prorated to reflect the fact that the Executive performed services for only a part of such fiscal year; and

                  (iii) to the extent not provided by a successor employer, all fringe benefits provided under Section 3(d) of this Agreement for a period of twelve (12) months following the date this Agreement terminates.

                  In the event this Agreement is terminated pursuant to the first sentence of this subsection (c) because the Company discharges the Executive for cause (as defined in subsection
                  (f) below), the Executive shall be entitled to receive only his Salary through the date of his termination of employment.

            (d) In the event of the termination of this Agreement because of the Executive's voluntary termination of employment for some reason other than death or disability, the Executive shall be entitled to receive only his Salary through the date of his termination of employment.

            (e) If during the term of this Agreement, without the Executive's consent, either

                  (i) the Executive's duties with the Company are materially reduced; or

                  (ii)  his Salary payable under Section 3(b) hereof is reduced;
                        or

                  (iii) the benefit programs set forth in Section 3 above in which the Executive participates are materially modified in a manner detrimental to the Executive;

                  then the Executive's employment with the Company shall be deemed to have been terminated pursuant to Section 4(c) hereof without cause.

            (f)   "Cause" as used in this Agreement shall mean that either

                  (i) the Executive materially failed for some reason other than illness, injury, or disability to perform his obligations hereunder provided that the Executive shall have first received written notice from the Company stating with specificity the nature of such failure and the Executive shall not have corrected the failure cited in such notice within thirty (30) days after his receipt thereof; or

                  (ii) the Executive has: (a) committed either any felony involving moral turpitude or any crime in the conduct of his official duties which is materially adverse to the welfare of the Company; or (b) committed any material act of fraud against the Company, its parent or affiliates, or materially misused his position for his personal gain or that of any third party; or (c) taken any action (other than an error in judgment made in the ordinary course of his duties) materially adverse to the welfare of the Company including, but not limited to, any material breach of the covenants and conditions contained in Sections 5 and 6 hereof.

            (g) In the event that following the termination of this Agreement the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, any such payments shall be made to the beneficiary designated by the Executive on a form prescribed by the Company (see Exhibit E attached hereto). The Executive shall be free to amend, alter or change such form, provided, however, that any such amendment, alteration or change shall be made by filing a new form with the Secretary of the Company. In the event the Executive fails to designate a beneficiary, following the death of the Executive all payments of the amounts specified by this Agreement which would have been paid to the Executive's designated beneficiary pursuant to this Agreement shall instead be paid to the Executive's spouse, if she survives the Executive, or, if she does not survive the Executive, to the Executive's estate.

            5.    Confidentiality and Disclosure of Information.

            (a) The Executive, during his tenure as an officer and employee of the Company, has had and will have access to, and has gained and will gain knowledge with respect to the Company's trade secrets, as they may exist from time to time, and confidential information concerning its financial statements, operations, sales and marketing activities and procedures, bidding techniques, design and construction techniques, customer lists, list of owners of parking facilities, and credit and financial data concerning such persons (in the aggregate referred to hereinafter as "Secret and Confidential Information"). The Executive acknowledges that the Secret and Confidential Information constitutes a valuable, special and unique asset of the Company as to which the Company has the right to retain and hereby does retain all of its proprietary interests. However, access to and knowledge of the Secret and Confidential Information is essential to the performance of the Executive's duties hereunder. In recognition of this fact, the Executive agrees that he will not, during or after his employment with the Company, disclose any of the Secret and Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of his duties hereunder) or make use of any of the Secret and Confidential Information for his own purposes or those of another but only if with respect to any such disclosure or use there is a reasonable possibility that such disclosure or use could have a materially adverse effect upon the Company. The provisions contained in this subsection(a) shall also apply to information obtained by the Executive, in the course of his employment by the Company, with respect to the Company's subsidiary and affiliated companies.

            (a) The Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating to the Business of the Company (in the aggregate referred to as the "Creations") which the Executive has or may conceive, develop or acquire during his employment (whether or not during the usual working hours) together with all patent applications, letters patent, copyrights and reissues thereof that may, at any time be granted for or upon any of the Creations. At all times during and after his employment, the Executive shall promptly executive any and all documents requested to vest title to any and all of the Creations in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world and render to the Company, at its expense, any and all assistance required to protect its legal rights thereto.

            6.    Restrictive Covenant.

            The Executive recognizes that, in entering into this Agreement, the Company is relying on his extensive experience, knowledge, ability and contacts in the Business of the Company. For this reason, subject to the next sentence, the Executive covenants and agrees that during the period of his employment by the Company and, if this Agreement terminates pursuant to either Section 4(b), of 4(c) with cause, or 4(d) hereof, for a period of one (1) year immediately following the termination of this Agreement, he shall not have any direct or indirect ownership or other financial interest in and will not, directly or indirectly, engage in, or in any manner become interested in (as principal, agent, consultant, advisor, officer, director, employee or otherwise), any business which competes with the Business of the Company in the geographic market in which the Company is then operating nor will he solicit business directly or indirectly on behalf of such competing business. The preceding sentence shall not apply to any transaction or arrangement involving the Executive to which the Company consents in writing. Nothing herein shall preclude the Executive from being a member of or serving as an officer or director of any trade association or from owning, of record or beneficially, in the aggregate up to five percent (5%) of any issue of securities of a publicly traded company.

            7.    Remedies.

            It is recognized by the Executive that a special and confidential relationship exists between the Company and the Executive because of his knowledge, expertise and judgment, and the dependence of the Company on his knowledge, expertise and judgment. The Executive agrees that the remedy at law for any breach or threatened breach of the covenants set forth in Sections 5 and 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain. The Executive further agrees that in the event of any such breach or threatened breach by the Executive, in addition to any and all other legal and equitable remedies available, the Company may have any of such actions enjoined by any court authorized by law to take such action.

            8.    Binding Effect; Non-Assignability.

            This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The performance of the Executive hereunder is personal and nonassignable.

            9.    Invalidity.

            (c) The territorial, time and other limitations contained in Sections 5 and 6 are reasonable and properly required for the adequate protection of the Business of the Company, and in the event that any one or more of such territorial, time or other limitation is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge and agree that such limitation shall remain valid in all other jurisdictions.

            (d) If any provision, term, clause or part thereof in this Agreement is invalid, it shall not affect the remainder of said provision, term or clause of this Agreement, but said remainder shall be binding and effective against both parties hereto.

            10.   Arbitration.

            Any disputes between the parties with respect to the meaning or interpretation of this Agreement or the amounts of any payments hereunder which cannot be settled amicably by the parties hereto shall be settled by arbitration in Cleveland, Ohio, in accordance with the rules of arbitration of the American Arbitration Association.


            11.   Miscellaneous.

            (e) This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be changed except by a writing signed by the party against whom enforcement thereof is sought.

            (f) This Agreement has been executed in the State of Ohio and shall be governed and interpreted in accordance with the laws of the State of Ohio.

            (g) All notices given hereunder shall be mailed postage paid to the address of the receiving party as first indicated above or to such other place as such party may from time to time designate by written notice hereafter.

            (h) The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

            (i) The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement this 14th day of April, 1989.


                                        APCOA, INC.
                                        (the "Company")
ATTEST:



/s/                                     By: /s/
--------------------------------            ------------------------------------
                                            Chairman


WITNESS:



/s/                                     /s/
--------------------------------        ----------------------------------------
                                        G. Walter Stuelpe, Jr.
                                        (the "Executive")

                                    EXHIBIT A

                             EXECUTIVE'S BASE SALARY

               Period                                Annual Salary
----------------------------------------             -------------
April 14, 1989, through April 13, 1990                 $225,000
April 14, 1990, through April 13, 1991                  235,000
April 14, 1991, through April 13, 1992                  250,000
April 14, 1992, through April 13, 1993                  265,000
April 14, 1993, through April 13, 1994                  280,000

                                    EXHIBIT B

            The Executive's bonus for any fiscal year of the Company (commencing with calendar year 1989) shall be the sum of the amounts determined under I, II and III below.

I.    An amount for any fiscal year of the Company determined as follows:

      (1) Begin with "Earnings Before Income Taxes" as shown on the Consolidated Statement of Earnings in the Company's certified financial statements.

      (2)   Add to (1) above the following:

            (a) all depreciation and amortization charges shown on the Consolidated Statement of Changes in Financial Position in the Company's certified financial statements; and

            (b) all interest expense shown on the Consolidated Statement of Earnings in the Company's certified financial statements; and

            (c) any amount of short-term incentive compensation accrued and deducted in determining Earnings Before Income Taxes in (1) above; and

            (d) any intercompany charges accrued and deducted in determining from Earnings Before Income Taxes in (1) above.

      (3) Twenty percent (20%) of the aggregate of the "Purchase of Property, Property Rights and Equipment" amounts shown on the Consolidated Statement of Changes in Financial Position in the Company's certified financial statement for the current year and each of the previous four years shall be subtracted from the amount determined under (2) above.

      (4) The "Floor Amount" for the year as set forth on the attached Schedule of Floor Amounts shall be subtracted from the amount determined under (3) above.

      (5)   The amount determined under (4) above shall be multiplied by 6%.

II. An additional amount based on the Executive's achievement of specific management goals set by the Board of Directors, which amount shall not exceed 13-1/3% of the amount determined under I above.

III. An additional amount determined in the discretion of the Board of Directors, which amount shall not exceed 20% of the amount determined under I above.

                            Schedule of Floor Amounts

                                                    Floor Amount
                 Year                              (in thousands)
                 ----                              --------------
                 1989                                  $3,776

                 1990                                   4,834

                 1991                                   5,669

                 1992                                   6,198

                 1993                                   6,975

                 1994                                   7,885

                                    EXHIBIT C

                                  G.W. STUELPE

                            BENEFITS AND PERQUISITES

I.    HEALTH INSURANCE - Provident Plan II - Family

      A.    Comprehensive Medical

            Covers medical expenses for treatment or diagnosis, subject to Customary and Reasonable schedule, Second Surgical Opinions and Pre-Admission Certification programs. There is an annual deductible of $100 per individual, $200 per family, before co-insurance is paid at 80/20%. An annual out-of-pocket maximum of $500 per individual, $1,000 per family, is then applied, after which 100% insurance is payable for the remainder of the calendar year.

      B.    Dental

            1. Provides up to $1,000 per individual per calendar year for dental services. Benefits are subject to $50 per individual annual deductible, then become payable as follows:

                  a.    100% for preventive;
                  b.    80% for restorative;
                  c.    50% for complex.

            2. Dependent orthodontic services are also paid at a 50% rate to a separate $1,000 lifetime maximum per dependent.

      C.    Vision

            1. A schedule of benefits for vision is provided once per year as follows:

                  a.    Vision Exam -- $30.00
                  b.    Lenses______ -- $20.00 to $30.00 each
                  c.    Frames______ -- $40.00

      D.    Executive Medical Reimbursement

            The executive level of Plan II provides for 100% payment of all medical, dental and vision expenses submitted. This includes payment of deductibles, co-insurance balances and expenses above and beyond the base plan limits described in A, B and C above.

      *     APCOA'S EXPENSE IS $285/MO...$3,420/YR.

            II.   LIFE INSURANCE - North American Life

      A. This plan provides Term Life and Accidental Death and Dismemberment coverages of $225,000 for the executive.

      *     APCOA'S EXPENSE IS $74.93/MO...$899.16/YR.

III.  LONG-TERM DISABILITY - North American Life

      A. This program provides monthly benefit payments of up to 66-2/3% (or 70% all sources) of base monthly income after 90 days of disability due to illness or injury.

            1. The executive's current benefit would be $5,000 per month, the maximum benefit allowable.

      *     APCOA'S EXPENSE IS $42/MO...$504/YR.

IV.   BUSINESS TRAVEL ACCIDENT. - Insurance Company of North America

      A. This plan provides accidental death dismemberment coverage while the executive travels on APCOA business.

      * The expense of this plan is not calculated individually. It is part of a total annual premium paid for all employees covered.

V.    24-HOUR PERSONAL ACCIDENT - Insurance Company of North America

      A. This program provides around-the-clock accidental death and dismemberment coverage for the executive and his eligible family dependents as follows:

            1.    $250,000 -- W. Stuelpe (100%)
            2.    $100,000 -- Mrs. Stuelpe (40%)
            3.    $ 12,500 -- Each Dependent Child (5%)

      B. If the executive becomes eligible for benefits paid under Business Travel Accident portion of policy, benefits are not payable under the Personal Accident Policy.

      *     APCOA'S EXPENSE IS $18.75/MO...$225/YR.

VI.   401(K) SAVINGS & RETIREMENT PLAN

      A. Under this program the executive is contributing 6% of earnings on a pre-tax basis. His maximum contribution per year is $7,627 for 1989
            - this amount will be adjusted in future years for changes in the cost of living.


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

      B. APCOA is contributing $.25 for every dollar contributed by the executive. Maximum APCOA contributions for 1989 is $1,907.

      *     APCOA'S EXPENSE IS (MAX)...25% of the Executive's contributions.

VII.  DEFERRED COMP./EXECUTIVE RETIREMENT

      A.    This program provides $200,000 Life Insurance.

      B. At retirement, this program will provide a benefit of $2,936.50 per month for 240 months.

      C.    The current cash value of this policy is $5,676.

      *     APCOA'S EXPENSE IS...$2,500/YR.

VIII. LEASED CAR

      A. 1988 Buick Park Avenue, currently valued at $16,578 (as of 11/30/88). (Replacement is due in July, 1991.)

      B. Due to the personal nature of this benefit, the cost of the automobile insurance coverage required by the Executive cannot be ascertained. C. All maintenance and gas expenses for the leased car are reimbursed to the Executive.

      *     APCOA'S LEASE EXPENSE IS $543.42/MO...$6,521.04/YR.

IX.   COUNTRY CLUB MEMBERSHIP

      A. Mr. Stuelpe is a member of Mayfield Country Club. APCOA shall reimburse the monthly membership fees and capital charges, totaling $272.20 per month and $3,266.40 per year. Business-related entertainment charges incurred by the Executive in using Mayfield Country Club are also reimbursed by APCOA.


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

X.    DOWNTOWN CLUB MEMBERSHIP

      The Executive is a member of The Union Club in downtown Cleveland. APCOA shall reimburse the Executive for his club dues (currently $390 per quarter, $1,560 per year). Business-related entertainment expenses incurred by the Executive in using The Union Club shall be reimbursed by APCOA.


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